EXHIBIT 10.2
SECOND AMENDMENT TO THE ORIGEN FINANCIAL, LLC
CAPITAL ACCUMULATION PLAN
     This Second Amendment to the Origen Financial, LLC Capital Accumulation Plan (this “Amendment”) is made by Origen Financial, LLC, a Delaware limited liability company (the “Company”) on December 15, 2008. Capitalized terms used but not defined herein shall have the meanings set forth in the Origen Financial, LLC Capital Accumulation Plan, (the “Plan”).
RECITALS:
     A. The Company maintains the Plan, a nonqualified deferred compensation plan, for the benefit of a select group of management or highly compensated employees. Under Section 9 of the Plan the Company may amend the Plan provided that the amendment does not adversely affect a Participant’s entitlement to vested benefits.
     B. The Internal Revenue Service issued final regulations regarding the application of Internal Revenue Code (“Code”) section 409A to nonqualified deferred compensation plans, with an effective date of January 1, 2008.
     C. Because the Plan is subject to Code section 409A, the Company desires to amend the Plan to meet the requirements of Code section 409A and the accompanying final regulations.
     D. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
     Now, therefore, effective as of December 31, 2007, the Plan is hereby amended as follows:
     1. Subsection 6(e), entitled “Obligation of the Company Under This Plan if the Company Forfeits its Interest in Split-Dollar Plan,” is hereby deleted in its entirety and replaced with the following:
“e. Obligation of the Company under this Plan if the Company if Life Insurance Policy Terminates for Nonpayment of Premiums . In the event that the life insurance policy insuring a Participant (the ‘Policy’) lapses because the Company failed to make premium payments as described in Section 13 of that certain Origen Financial, LLC Endorsement Split-Dollar Plan dated November 14, 2001 (the ‘Split-Dollar Plan’), such Participant’s maximum benefit under this Plan shall be equal to the then vested portion of the Participant’s Target Benefit Amount. Distributions under this section 6(e) will be made in accordance with the specified payment dates in this Section 6.”
     2. Section 6, entitled “Benefit Amounts and Timing of Payments,” is hereby amended by adding the following new subsection j:
“j. Deadline for Specified Payment Date . Payments under this Section 6 are intended to be paid on a specified date. Participants shall not have the right to designate the taxable year in which the vested portion of his or her

Target Benefit Amount will be paid should any applicable 60-day or 90-day designated payment period under this Section 6 cross into the next taxable year.”
     3. Section 9, entitled “Amendment,” is hereby amended by changing its section heading to “Amendment and Termination” and amended further by the addition of the following to the end of Section 9:
“In the event the Plan is terminated, distributions of the vested portion of a Participant’s Target Benefit Amount may be distributed earlier than the specified payment dates in Section 6 above if all the following requirements are satisfied:
a.	all nonaccount balance (defined benefit type) nonqualified deferred compensation plans maintained by the Company, and any member of its controlled group (as defined in Code section 414), must be terminated;
b.	distributions on account of the Plan’s termination may not be made earlier than 12 months after all action necessary to make the termination effective has been completed; and

c.	all distributions must be completed no later than 24 months after the date of the Plan’s termination.”
     4. Payments Made on Account of Separation from Service . In the event that the Plan provides for a payment of the vested portion of an Employee’s Target Benefit Amount on account of the Employee’s separation from service with the Company for a reason other than death, such payment shall not be made until the six- (6-) month anniversary of the separation date, or, if earlier, the date of death of the Employee. Notwithstanding the prior sentence, a payment may be made prior to the date which is six (6) months after the date of separation from service if made to the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).
     5. Unless otherwise modified by this Amendment, all provisions of the Plan shall remain in full force and effect. Copies (whether photostatic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as an original.
     In witness whereof, the Company has executed this Second Amendment to the Origen Financial, LLC Capital Accumulation Plan on the date first above written.

Origen Financial, LLC, a Delaware limited liability company
By:	/s/ Ronald A. Klein
Ronald A. Klein, Manager